Exhibit 28(g)(4)

EXECUTION

AMENDMENT TO

FOREIGN CUSTODY MANAGER AGREEMENT

AMENDMENT made as of February 18, 2021 (the “Effective Date”) by and between each entity listed on Annex I attached hereto (the “Fund”) and The Bank of New York Mellon (“BNY”).

W I T N E S S E T H:

WHEREAS, the Fund and BNY are parties to that certain Foreign Custody Manager Agreement dated as of March 26, 2020 (the “Agreement”), pursuant to which the Fund has appointed BNY to serve as a Foreign Custody Manager of certain of its assets and performs for the portfolios identified on Annex I thereto (each, a “Series”) and any Cayman Islands exempt company wholly-owned subsidiary of any such Series (each, a “Subsidiary”) the services described therein on the terms and conditions set forth therein; and

WHEREAS, the Fund wishes to appoint BNY as a Foreign Custody Manager of certain of its assets with respect to certain additional Series and Subsidiaries hereafter identified to BNY on Annex I, and BNY is willing to perform the duties set forth therein on the terms and conditions contained therein;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNY hereby agree as follows:

1.              The Agreement is hereby amended as of the Effective Date by adding the following Series and Subsidiary, each as a party to the Agreement:

Series

USCF Midstream Energy Income Fund

USCF Energy Commodity Strategy Absolute Return Fund

Subsidiary

USCF Cayman Commodity 3

2.             The Agreement is hereby amended as of the Effective Date by deleting Annex I of the Agreement in its entirety and replacing it with Annex I as attached hereto.

3.             The Agreement is hereby amended as of the Effective Date by deleting Schedule I of the Agreement in its entirety and replacing it with Schedule I as attached hereto.

4.             Customer and BNY hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement.

5.             Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

6.             Any capitalized terms not defined herein shall have their respective meanings as assigned in the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Fund and BNY have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

USCF ETF Trust

By:	/s/ John P. Love
Name:	John P. Love
Title:	President

USCF Cayman Commodity 3

By:	/s/ Stuart P. Crumbaugh
Name:	Stuart P. Crumbaugh
Title:	Director

THE BANK OF NEW YORK MELLON

By:	/s/ Jeffrey B. McCarthy
Name:	Jeffrey B. McCarthy
Title:	Managing Director, Exchange-Traded Funds

ANNEX I

Fund Name	Tax Identification
USCF ETF Trust

Series
USCF Midstream Energy Income Fund	86-1303585
USCF Energy Commodity Strategy Absolute Return Fund	[●]
USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund	37-1833725

Subsidiary
USCF Cayman Commodity 2	3Y307N.99999.SL.136
USCF Cayman Commodity 3	2PHBGK.99999.SL.136

SCHEDULE I

Specified Countries

Canada

Cayman Islands